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                                                                    EXHIBIT 10.7


AGREEMENT dated as of January 22, 1999, among TCI SATELLITE ENTERTAINMENT, INC., a Delaware corporation ("TSAT"), PRIMESTAR, INC., a Delaware corporation ("Primestar"), the Funding Parties (as hereinafter defined) and Paragon Communications ("Paragon", and together with the Funding Parties, the "Stockholders").

                                 RECITALS

     A. Primestar and each of the Funding Parties desire to enter into an Asset Purchase Agreement, to be dated as of the date hereof (the "Medium Power Agreement"), among Hughes Electronics Corporation ("Hughes"), Primestar, PRIMESTAR Partners L.P., PRIMESTAR MDU, Inc., and the persons indicated as stockholders of Primestar named therein (the "Funding Parties"). The Medium Power Agreement provides for, among other things, the purchase and sale of all of the assets of Primestar and its subsidiaries that are used in the business of distributing the "PRIMESTAR" service, all as provided therein (the "Medium Power Asset Sale").

     B. TSAT is the holder of 100% of the outstanding shares of Class B Common Stock of Primestar (the "Class B Common Stock"). Pursuant to the Restated Certificate of Incorporation of Primestar, the Medium Power Asset Sale may not be consummated without the affirmative vote of TSAT as the holder of record of all of the Class B Common Stock. TSAT is not willing to authorize the execution and delivery of the Medium Power Agreement or the consummation of the Medium Power Asset Sale unless Primestar and the Funding Parties enter into this Agreement.

     C. TSAT and Primestar are parties to (i) the TSAT Tempo Agreement dated as of February 6, 1998 (the "TSAT Tempo Agreement"), and (ii) the Agreement and Plan of Merger dated as of February 6, 1998 (the "TSAT Merger Agreement").

     D. The TSAT Merger Agreement provides for, among other things, the payment by Primestar during the term of such agreement of certain ongoing expenses of TSAT.

     E. Primestar and each of the Funding Parties also desire to enter into an Asset Purchase Agreement, to be dated as of the date hereof (the "High Power Agreement"), among Hughes, Primestar, Tempo Satellite, Inc., a wholly-owned subsidiary of TSAT ("Tempo") and the Funding Parties. It is a condition to the obligations of Hughes thereunder that (i) the TSAT Tempo Agreement be amended as provided in Exhibit A attached hereto (the "Proposed Amendment"), (ii) the TSAT Merger Agreement be terminated in accordance with its terms, with no party thereto having any liability to any other party to the High Power Agreement as a result of such termination, and (iii) Space Systems/Loral, Inc. ("Loral") consent to the assignment to
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Hughes, pursuant to the High Power Agreement, of the satellite construction agreement between Tempo and Loral.

     F. TSAT is not willing (i) to amend the TSAT Tempo Agreement, (ii) to grant any releases in connection with the termination of the TSAT Merger Agreement, or (iii) to cause Tempo to enter into the High Power Agreement unless Primestar and the Stockholders enter into this Agreement.

     G. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the High Power Agreement and the Medium Power Agreement, as applicable.

     NOW THEREFORE, in consideration of the premises, of the mutual agreements set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be bound hereby, hereby agree as follows:

     1. TSAT will use its best efforts to cause Loral to provide its consent to the transactions contemplated by the High Power Agreement. Effective as of the initial closing under the High Power Agreement (the "Initial Closing"), TSAT and Tempo will execute and deliver the Proposed Amendment amending the TSAT Tempo Agreement and TSAT will execute and deliver an agreement terminating the TSAT Merger Agreement as provided in Exhibit B attached hereto.

     2. (a) Subject to the consummation of the Initial Closing, Primestar hereby agrees to pay to TSAT either (i) $65 million in cash or (ii) 1,407,307 shares (the "Shares") of Class H Common Stock of GM ("GMH Stock") out of the 4,871,448 shares of GMH Stock required to be delivered by Hughes as part of the consideration for the Medium Power Asset Sale (the applicable of the foregoing being the "Consideration"), as Primestar may elect. The Consideration shall be paid simultaneously with the closing of the Medium Power Asset Sale (the "Medium Power Closing"). If Primestar elects to cause the Shares to be delivered in payment of the Consideration, the number and kind of shares deliverable shall be adjusted for stock dividends, stock splits, combinations, distributions, reclassifications, recapitalizations and other similar events after January 22, 1999 and prior to the delivery of the Shares pursuant hereto, if and to the same extent that the Parent Securities are so adjusted.

          (b) If Primestar elects to pay the Consideration in cash, then Primestar shall deliver to TSAT $65 million in cash at the Medium Power Closing. If Primestar elects to pay the Consideration in Shares, then, subject to TSAT's compliance with the provisions of Section 2(c), Primestar shall direct Hughes to deliver at the Medium Power Closing the Shares, registered in the name of TSAT, to the TSAT Collateral Agent (as defined below).

          (c) If Primestar elects to cause Shares to be delivered in payment of the Consideration, then simultaneously with the delivery of the Shares as provided in Section 2(b),

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TSAT shall enter into (i) a Share Appreciation Rights Agreement (the "SAR
Agreement") with Primestar with respect to the Shares in the form annexed as Exhibit C hereto, and (ii) a Pledge and Security Agreement (the "Pledge Agreement") with The Bank of New York, as Collateral Agent (the "TSAT Collateral Agent"), in the form annexed as Exhibit D hereto, providing for the Shares to be deposited into a collateral account with the TSAT Collateral Agent pursuant to the Pledge Agreement to secure TSAT's obligations with respect to the SAR Agreement.

     3. TSAT acknowledges that the Medium Power Agreement contemplates that Primestar and Hughes will enter into Parent Security Documents that will restrict the transfer of the Parent Securities for a period of one year from the Medium Power Closing and will provide certain demand registration rights with respect to the Parent Securities. TSAT agrees that the Shares shall be subject to such one-year restriction on transfer, in addition to the restrictions pursuant to the Pledge Agreement, and Primestar agrees that at the request of TSAT the Shares, or such portion thereof as TSAT may request, will be included in any demand registration effected pursuant to the Parent Security Documents, on the same terms and subject to the same conditions as are applicable to Primestar's exercise of its registration rights with respect to the Parent Securities. If requested by Hughes or Primestar, TSAT will become a party to the Parent Security Documents with respect to the Shares, provided that the terms thereof do not purport to impose any obligations on TSAT or its affiliates (other than Primestar), including, without limitation, any restrictions on its exercise of full rights of ownership of the Shares, other than as contemplated by this Agreement or consented to by TSAT. TSAT acknowledges that neither Primestar nor any of the Funding Parties will guarantee or in any way assume responsibility for TSAT's obligations pursuant to such registration.

     4. Notwithstanding Section 2 hereof, if the Medium Power Agreement is terminated prior to the consummation of the Medium Power Asset Sale, TSAT's right to receive the Consideration shall automatically terminate; provided,
                                                                  --------
however, that Primestar shall not agree to any termination of the Medium Power
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Agreement prior to April 30, 1999.  Further, Primestar shall not agree to any other material modification or amendment to the Medium Power Agreement without the prior written consent of TSAT, which shall not be unreasonably withheld; it being understood and agreed that it shall not be unreasonable for TSAT to withhold its consent to any proposed modification or amendment that would adversely affect TSAT's rights or increase its obligations hereunder, including, without limitation, its right to receive the Consideration (including any condition thereto) and its right, if the Consideration is paid in Shares, to exercise full rights of ownership thereof, subject only to the restrictions contemplated hereby.

     5. Notwithstanding the termination of the TSAT Merger Agreement, Primestar shall continue to pay or reimburse TSAT for all reasonable costs and expenses of the nature that the TSAT Merger Agreement required Primestar to bear, as specified in the following sentence, that are incurred or accrued prior to or with respect to periods prior to the effective date of the termination of the TSAT Merger Agreement, it being understood and agreed by Primestar and TSAT that the aggregate amount of the costs and expenses of such nature that may be incurred

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following the date hereof through the date of termination of the TSAT Merger
Agreement will not exceed $150,000. If the Medium Power Agreement is terminated prior to the consummation of the Medium Power Asset Sale, or if (for whatever reason, other than a breach by TSAT of this Agreement or the Medium Power Agreement) TSAT shall not have received the Consideration by May 7, 1999, then, without limitation of TSAT's rights or remedies, Primestar shall reimburse TSAT for all reasonable costs and expenses (including reasonable legal fees of outside counsel and reasonable fees of TSAT's independent public accountants) incurred by TSAT that are in excess of the aggregate amount actually received by TSAT pursuant to the High Power Agreement in payment of the exercise price of the Option and were incurred during the period commencing on the effective date of the termination of the TSAT Merger Agreement and ending on June 30, 2000 (i) in preparation of tax returns and other reports to Governmental Entities, (ii) for payment of required taxes, franchise fees, NASDAQ fees and similar fees,
(iii) in complying with its reporting obligations under the Securities Act and the Exchange Act and (iv) to maintain D&O Insurance on terms reasonably acceptable to Primestar (capitalized terms used in this Section 5 having the meanings ascribed thereto in the TSAT Merger Agreement). It is further understood and agreed that Primestar shall be solely responsible for all legal and other costs and expenses incurred or required to be incurred in order to comply with the requirements of and effect the transactions contemplated by the High Power Agreement (including, without limitation, for Tempo Satellite, Inc. to maintain its FCC licenses pending the transfer thereof) and that TSAT and Tempo shall have no liability therefor.

     6. (a) Subject to the following sentence, TSAT further agrees that effective upon the receipt in full by it of the cash, or of good and valid title to the Shares, being delivered in payment of the Consideration, free and clear of all liens and encumbrances not contemplated by this Agreement, and in consideration of the Stockholders' having agreed to the indemnification provisions of the Medium Power Agreement and the High Power Agreement and having entered into or agreed to enter into the Additional Liability Agreements (as defined below) and to perform their obligations thereunder all without any requirement (and by its execution hereof, each Stockholder confirms, on behalf of itself and each of its subsidiaries that are stockholders of Primestar, the waiver of any such requirement) that TSAT become a party to any such agreement or contribute to, or indemnify any Stockholder (or any such subsidiary) against, any payment(s) made or required to be made thereunder:

          (i) it shall waive its rights as a stockholder of Primestar to participate in any dividends or distributions by Primestar to its stockholders as such, whether in liquidation or otherwise, or any payments made by Primestar in redemption of its stock, in an aggregate amount up to and including $65 million; and

          (ii) subject to the approval of TSAT's stockholders, it will transfer all (but not less than all) of its Primestar stock (the "TSAT Shares") to the other stockholders of Primestar (each, a "purchaser"), pro rata in accordance with their respective percentage equity interests in Primestar (net of TSAT's interest), provided that the consummation of such purchase does not and will not
(A) violate any provision of law, rule or regulation applicable to the purchaser or by

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which the purchaser or its assets are bound or subject or the organizational documents of the purchaser or (B) result in (whether with the giving of notice or passage of time or both) any breach or violation of or default under any indebtedness of the purchaser or any material agreement or arrangement to which the purchaser is a party or by which it or its assets are bound or subject.

If at any time TSAT no longer has indefeasible title to the Consideration as a result of a claim by any person (other than TSAT) based on a theory of illegal dividends, illegal redemption, fraudulent conveyance or preference or any similar theory, then at TSAT's election the agreements of TSAT in the preceding sentence shall be of no further force and effect, and its ownership of the TSAT Shares and its rights as a Primestar stockholder shall be reinstated, prospectively and not retroactively. Nothing contained in the foregoing is intended to limit or affect TSAT's rights under this Agreement, the Medium Power Agreement or the High Power Agreement, or under any other agreement with Primestar. For purposes of the foregoing, "Additional Liability Agreements" means each of the following: the Contribution Agreement, dated as of January 22, 1999, among certain of the Stockholders; the Funding Agreement referred to in
Section 7 hereof, and the Indemnity Agreement (in the form annexed hereto as Exhibit E) to be entered into by the Stockholders that will be parties to the Funding Agreement and the holders of certain debt instruments issued by Primestar.

         (b) TSAT shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the transfer by TSAT of the TSAT Shares contemplated by clause (ii) of the first section of Section 6(a) and shall use its reasonable best efforts to obtain such approval.

     7. TSAT shall be entitled to rely on and enforce, as an express third party beneficiary, the obligations of the Funding Parties under Section 5(c) of the Funding Agreement in the form annexed hereto as Exhibit F to be entered into by Primestar, the Funding Parties and United Artists Investments, LLC, and no amendment of Section 5(c), of Section 8(b) (as it relates to the requirement of TSAT's consent to any amendment of Section 5(c)) or of Section 10(b) (as its relates to Section 5(c)) shall be effected without the prior written consent of TSAT.

     8. This Agreement shall terminate automatically upon the termination of the Medium Power Agreement and abandonment of the transactions contemplated thereby. Upon termination of this Agreement as provided in the immediately preceding sentence, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5, this Section 8,
Section 9 and Section 10.

     9. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any conflicts of laws principles. Each party hereto hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan or any federal court sitting in the Borough of Manhattan in respect of any suit, action or proceeding arising out of or relating to this Agreement and the

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transactions contemplated hereby, and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     10. Without intending to limit the remedies available to any party hereto, each party acknowledges and agrees that a violation by such party of any of the terms of this Agreement will cause irreparable injury for which an adequate remedy at law is not available and accordingly, the nonbreaching party shall be entitled to an injunction, restraining order or other form of equitable relief from any court of competent jurisdiction compelling the breaching party to specifically perform, and restraining such party from committing any breach of, or threatened breach of, any provision of this Agreement.

     11. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the date first written above.

PRIMESTAR, INC.                                 ADVANCE/NEWHOUSE PARTNERSHIP,
                                                By ADVANCE COMMUNICATION CORP.,
                                                as general partner

By: _____________________________________       By: _____________________________________
    Name:                                           Name:
    Title:                                          Title:


TIME WARNER ENTERTAINMENT                       COMCAST CORPORATION
COMPANY, L.P.,

  By AMERICAN TELEVISION AND
  COMMUNICATIONS                                By: _____________________________________
  CORPORATION,                                      Name:
  a general partner                                 Title:

By: _____________________________________       MEDIAONE OF DELAWARE, INC.
    Name:
    Title:
                                                By: _____________________________________
                                                    Name:
                                                    Title:

COX COMMUNICATIONS, INC.                        TCI SATELLITE ENTERTAINMENT,
                                                 INC.

By: _____________________________________       By: _____________________________________
    Name:                                           Name:
    Title:                                          Title:

GE AMERICAN COMMUNICATIONS,                     TEMPO SATELLITE, INC.
  INC.

By: _____________________________________       By: _____________________________________
    Name:                                           Name:
    Title:                                          Title:

PARAGON COMMUNICATIONS, a
  Colorado general partnership,

  By:  AMERICAN TELEVISION AND COMMUNICATIONS
  CORPORATION,
  a general partner,



By: _____________________________________
    Name:
    Title: